Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2008 First Quarter Results

IRVINE, Calif., April 29, 2008 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its first quarter ended March 31, 2008. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q.

GAAP Results: GAAP revenue for the 2008 first quarter was $102.2 million, with a net loss of $7.0 million, or loss of $0.12 per diluted share, which includes a $4.1 million benefit for taxes. 2008 first quarter GAAP net income includes approximately $15.4 million of expenses related to amortization of intangibles, an in-process research and development charge, stock-based compensation, loss on settlement of option contracts to hedge foreign currency risk on the purchase price of the February 2008 acquisition of NSB Retail Systems (NSB), and restructuring and other expenses, and does not include $1.8 million of revenue that would have been recorded if NSB’s deferred revenue would not have been adjusted to fair value as a result of purchase accounting. This compares to 2007 first quarter revenue of $101.3 million, and net income of $4.4 million, or $0.08 per diluted share. 2007 first quarter GAAP net income included approximately $7.8 million of expenses related to amortization of intangibles, stock-based compensation and restructuring and other expenses, as well as a $1.6 million gain on the sale of a non-strategic asset.

Non-GAAP Results: Non-GAAP revenue for the 2008 first quarter was $104.0 million, with non-GAAP net income of $4.0 million, or $0.07 per diluted share. This compares to revenue of $101.3 million, and non-GAAP net income of $8.7 million, or $0.15 per diluted share, in the 2007 first quarter.

Epicor President and CEO Thomas Kelly commented, “We are very disappointed in our first quarter results, which we believe are not reflective of the overall strength of Epicor, our products, our people and our business model. We have focused on the issues we encountered during the first quarter and we believe the underlying problems have been addressed. In the middle of April, I asked every one of our business groups to provide a new revenue forecast upon which we rebuilt our financial guidance from the bottom up. We plan to deliver significant improvement in our financial results, including the generation of $75 to $80 million in free cash flow1 for the 2008 year, up approximately 17% at the mid-point over 2007 free cash flow of $66 million.”

2008 First Quarter Revenue by Segment: 2008 first quarter software license revenue was $18.5 million, which excludes less than $0.1 million in fair value adjustments for purchase accounting, compared to software license revenue of $22.0 million in the 2007 first quarter. Software license revenue was down year-over-year due primarily to the Company not finalizing and communicating its retail product strategy to the market until the middle of March 2008 which resulted in significantly lower than expected retail sales during the 2008 first quarter, as well as to deal slippage in international markets. Consulting revenue was $31.4 million in the 2008 first quarter, which excludes approximately $0.2 million in fair value adjustments for purchase accounting, down from $32.7 million in the 2007 first quarter. Consulting revenue and margin was significantly impacted in the first quarter of 2008, as a result of the Company allocating significant consulting resources to a strategic project, with no additional associated revenue, in order to meet the Company’s commitments to a customer. Maintenance revenues for the 2008 first quarter grew to $46.2 million, which excludes approximately $1.6 million in fair value adjustments for purchase accounting, compared to maintenance revenue of $39.1 million in the same period in the prior year. Hardware and other revenue for the 2008 first quarter was $6.2 million, compared to $7.5 million in the prior year’s first quarter. Hardware margins in the first quarter of 2008 were negatively impacted by a customer settlement and several significant low margin hardware sales to large customers.

Balance Sheet Summary

The Company’s balance sheet at March 31, 2008, included cash and cash equivalents and short-term investments of $104.9 million, which included cash acquired from NSB in excess of $33 million and free cash flow of approximately $3.0 million during the quarter. The Company’s total debt balance as of March 31, 2008, consists of $6.3 million in current debt primarily related to the current portion of the Company’s outstanding term loan from the Company’s credit facility, which helped to fund the NSB acquisition, and long-term debt of $382.8 million, consisting primarily of the $230 million obligation to holders of the Company’s 2.375% senior convertible notes and $152 million in term loan, currently priced at 2.5% above LIBOR.

-More-

At the end of the 2008 first quarter, net accounts receivable was approximately $102.2 million. Days sales outstanding (DSOs) was 91, up from 76 in the fourth quarter of 2007. Excluding the impact including NSB’s accounts receivable with no associated revenue, DSOs for the first quarter were 84. Deferred revenue was $90.8 million.

First Quarter Highlights

•	Continued high customer retention rates of 94%

•	Added 106 new name customers

•	Demonstrated continued success in moving into upper end of midmarket with average size of Top 10 software license deals of $440,000 for the quarter

•	Completed NSB Retail Systems acquisition and obtained targeted annual cost savings

•	Rolled out retail product strategy roadmap to customers and industry analysts

•	Named Thomas Kelly as the Company’s new President and CEO

Business Outlook

2008 second quarter non-GAAP total revenues are expected to be $130 to $134 million. Non-GAAP earnings per share for the 2008 second quarter is expected to be $0.20 to $0.22. Hardware and other revenue for the 2008 second quarter is expected to be $12.5 to $13.5 million.

2008 full-year non-GAAP total revenues are expected to be $536 to $544 million. Non-GAAP earnings per share for 2008 is expected to be $0.92 to $0.96. Non-GAAP software license revenue for the 2008 full-year is expected to be $115 to $125 million. Hardware and other revenue for the 2008 full-year is expected to be $42 to $45 million. Free cash flow for the 2008 full-year is expected to be $75 to $80 million.

The Company said that it is providing its updated 2008 second quarter and full-year guidance on a non-GAAP basis. 2008 non-GAAP revenue guidance does not include an expected write down of deferred revenue as a result of purchase accounting in accordance with GAAP reporting. The Company currently expects to write down $8 to $9 million in NSB deferred revenues for the 2008 fiscal year, less than $1 million of which will be license and consulting revenue, with the remainder consisting of maintenance revenue.

The Company’s 2008 second quarter non-GAAP earnings per share guidance excludes current expectations for second quarter amortization of intangible assets of approximately $8.9 million and second quarter stock-based compensation expense of approximately $2.2 million. 2008 second quarter non-GAAP earnings per share expectations assume a weighted average share count of 59.1 million shares.

-More-

The Company’s 2008 full-year non-GAAP earnings per share guidance excludes current expectations for full-year amortization of intangible assets of approximately $33.0 million, full-year stock-based compensation expense of approximately $8.8 million, the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of the acquisition of NSB, an in-process research and development charge and restructuring and other charges. 2008 full-year non-GAAP earnings per share expectations assume a weighted average share count of 59.3 million shares.

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

When:	Tuesday, April 29, 2008
Time:	2:00 p.m. PT
Dial in:	1 (888) 724-9493, outside the U.S. +1 (913) 312-0421
Conf ID:	Epicor 2008 First Quarter Earnings Call
Webcast:	http://ir.epicor.com

On the call, president and CEO Thomas Kelly and executive vice president and CFO Michael Piraino, will review 2008 first quarter earnings and the Company’s outlook for the 2008 second quarter and the 2008 full-year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

[1]

Free cash flow is a non-GAAP measure. The Company calculates free cash flow by taking adjusted EBITDA, adding back stock-based compensation, and subtracting capital expenditures, cash paid for taxes and net interest. Please refer to the table below for a complete reconciliation.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and

-More-

flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected GAAP and non-GAAP revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, cross selling and other potential synergies and the accretive affect of the NSB transaction, sales pipelines and opportunities, target market, customer renewal rates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected revenue synergies; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2007. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings and Revenue Measures. The Company uses non-GAAP earnings and revenue measures, adjusted EBITDA and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

-More-

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP guidance measures for 2008 used by the Company is defined to include deferred revenues from NSB that are expected to be adjusted to fair value as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets, stock-based compensation expense, the write-off of in-process research and development, loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB and restructuring and other expenses.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Finally, management believes it is appropriate to exclude costs associated with the in-process research and development charge and the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB, as well restructuring and other charges, which included costs associated with the integration of NSB into Epicor, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

- TABLES FOLLOW -

-More-

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,463	$75,158
Short-term investments	1,428	1,371
Accounts receivable, net	102,166	98,533
Deferred income taxes	7,068	7,060
Inventory, net	8,344	4,539
Prepaid expenses and other current assets	18,312	9,184

Total current assets	240,781	195,845
Property and equipment, net	26,460	14,762
Deferred income taxes	58,513	45,025
Intangible assets, net	141,431	46,524
Goodwill	346,735	169,267
Cash designated for acquisition	—	161,000
Other assets	17,398	12,958

Total assets	$831,318	$645,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,153	$14,640
Accrued expenses	43,689	54,927
Current portion of accrued restructuring costs	8,860	614
Current portion of long-term debt	6,289	145
Current portion of deferred revenue	90,139	70,378

Total current liabilities	170,130	140,704

Long-term debt, less current portion	382,807	230,491
Long-term portion of accrued restructuring costs	5,611	356
Long-term portion of deferred revenue	696	823
Long-term deferred income and other taxes	10,992	10,082
Other long-term liabilities	2,260	—

Total long-term liabilities	402,366	241,752

Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	371,651	366,737
Less: treasury stock at cost	(17,028)	(13,883)
Accumulated other comprehensive income	1,179	61
Accumulated deficit	(97,041)	(90,050)

Total stockholders’ equity	258,822	262,925

Total liabilities and stockholders’ equity	$831,318	$645,381

-More-

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Revenues:
License	$18,504	$22,032
Consulting	31,402	32,723
Maintenance	46,156	39,053
Hardware and other	6,162	7,521

Total revenues	102,224	101,329

Cost of revenues	53,545	47,179
Amortization of intangible assets	7,066	4,181

Total cost of revenues	60,611	51,360

Gross profit	41,613	49,969

Operating expenses:
Sales and marketing	21,378	18,629
Software development	13,026	8,680
General and administrative	11,952	15,408
In-process research and development	200	—
Restructuring and other	4,083	221

Total operating expenses	50,639	42,938

Income (loss) from operations	(9,026)	7,031
Gain on sale of non-strategic asset	—	1,579
Interest expense	(2,898)	(2,127)
Interest and other income, net	847	570

Income (loss) before income taxes	(11,077)	7,053
Provision (benefit) for income taxes	(4,086)	2,620

Net income (loss)	$(6,991)	$4,433

Net income (loss) per share:
Basic	$(0.12)	$0.08
Diluted	$(0.12)	$0.08
Weighted average common shares outstanding:
Basic	57,898	56,642
Diluted	57,898	57,703

-More-

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Income (loss) before income taxes	$(11,077)	$7,053
Add back (subtract):
Amortization of intangible assets	7,066	4,228
Stock-based compensation expense	2,488	3,393
Loss on foreign currency option contract	1,610	—
Deferred revenue fair value adjustment	1,800	—
Restructuring and other	4,083	221
In-process research and development	200	—
Gain on sale of non-strategic asset	—	(1,579)

	$17,247	$6,263
Non-GAAP income before income taxes	6,170	13,316
Non-GAAP provision for income taxes	(2,156)	(4,612)

Non-GAAP net income	$4,014	$8,704

Non-GAAP net income per diluted share	$0.07	$0.15

Weighted average common shares outstanding:
Diluted	58,754	57,703

-More-

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Total revenues	$102,224	$101,329

Net income (loss)	$(6,991)	$4,433
Provision (benefit) for income taxes	(4,086)	2,620
Interest expense	2,898	2,127
Amortization of intangible assets	7,066	4,228
Depreciation	1,873	1,514
Restructuring and other	4,083	221
In-process research and development	200	—
Gain on sale of non-strategic asset	—	(1,579)
Deferred revenue fair value adjustment	1,800	—
Interest and other income, net	(847)	(570)

Adjusted EBITDA	$5,996	$12,994

Adjusted EBITDA percent of total revenues	5.9%	12.8%

-More-

EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007
Net income (loss)	$(6,991)	$4,433	$41,277
Provision (benefit) for income taxes	(4,086)	2,620	1,257
Interest expense	2,898	2,127	8,469
Amortization of intangible assets	7,066	4,228	17,614
Depreciation	1,873	1,514	6,294
Restructuring and other	4,083	221	1,571
In-process research and development	200	—	—
Gain on sale of non-strategic asset	—	(1,579)	(1,579)
Deferred revenue fair value adjustment	1,800	—	—
Interest and other income, net	(847)	(570)	(6,639)

Adjusted EBITDA	$5,996	$12,994	$68,264

Adjusted EBITDA	$5,996	$12,994	$68,264
Non-cash stock-based compensation	2,488	3,393	11,694
Capital expenditures	(1,422)	(1,162)	(7,926)
Cash paid for taxes	(2,732)	(2,126)	(4,728)
Net interest	(1,310)	(1,556)	(1,311)

Free cash flow	$3,020	$11,543	$65,993

-More-

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP REVENUE RECONCILIATION

(dollars in thousands)

(Unaudited)

Three Months Ended March 31,
2008
Total license revenue	$18,504
NSB deferred license revenue fair value adjustment	47

Total non-GAAP license	18,551

Total consulting revenue	31,402
NSB deferred consulting revenue fair value adjustment	162

Total non-GAAP consulting	31,564

Total maintenance revenue	46,156
NSB deferred maintenance revenue fair value adjustment	1,591

Total non-GAAP maintenance	47,747

Total hardware and other revenue	6,162
NSB deferred hardware and other revenue fair value adjustment	—

Total non-GAAP hardware and other	6,162

Total revenue	102,224
NSB deferred revenue fair value adjustment	1,800

Total non-GAAP revenue	$104,024

###